Filed Pursuant to Rule 424(b)(3)

Registration No. 333-235780

PROSPECTUS

7,583,120 Shares of Common Stock

This prospectus relates to the proposed resale or other disposition from time to time of up to 7,583,120 shares of DermTech, Inc., or the Company, common stock, $0.0001 par value per share, or the common stock, as follows: (i) an aggregate of up to 7,533,370 shares of common stock held by parties to the Registration Rights Agreement (defined below), including shares of common stock that were issued in connection with a private placement, or the 2019 PIPE Financing, consummated in connection with the Company’s Business Combination (defined below) and shares of common stock issued upon the conversion at the option of the holders on August 10, 2020 of shares of the Series A Convertible Preferred Stock of the Company that were issued to certain parties to the Registration Rights Agreement in connection with the 2019 PIPE Financing; and (ii) an aggregate of up to 49,750 shares of common stock underlying certain outstanding warrants, or the Warrants, that were issued in connection with the Warrant Agreement (defined below) and are held by certain selling securityholders.

The Company is not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling securityholders, except that the Company may receive up to approximately $1,144,250 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not on a cashless basis), based on the per share exercise price of the warrants.

The selling securityholders or their assignees or successors-in-interest may offer and sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling securityholder may sell its shares of common stock in the section entitled “Plan of Distribution” appearing elsewhere in this prospectus. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is listed on the Nasdaq Capital Market under the symbol “DMTK.” On November 6, 2020, the last reported sale price of our common stock was $13.73 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, we are subject to reduced public company reporting requirements.

_______________________

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE
SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus is November 9, 2020

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references to “DermTech,” “Company,” “we,” “us” and “our” refer to DermTech, Inc. and our subsidiaries.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock.

i

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the Securities and Exchange Commission, or the SEC. Investing in our securities involves risks. Therefore, please carefully consider the information referred to in the section entitled “Risk Factors” beginning on page 4.

About DermTech, Inc.

We are an emerging growth molecular diagnostic company developing and marketing novel non-invasive genomics tests that seek to transform the practice of dermatology and related fields. Our platform may change the diagnostic paradigm in dermatology from one that is subjective, invasive, less accurate and higher-cost, to one that is objective, non-invasive, more accurate and lower-cost.

Our initial focus is skin cancer. We currently have two clinical commercial tests, with a third in development, that enhance the early detection of skin cancer and related conditions. Our scalable genomics platform has been designed to work with a proprietary adhesive patch sample collection kit that provides a skin sample collected non-invasively. We process our tests in a Clinical Laboratory Improvement Amendments of 1988 certified and College of American Pathologists accredited commercial laboratory located in La Jolla, California that is licensed by the State of California and all states requiring out-of-state licensure. We also provide our technology platform on a contract basis to large pharmaceutical companies who use the technology in their clinical trials to test for the existence of genetic targets of various diseases and to measure the response of new drugs under development. We have a history of net losses since our inception.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, as described under the caption “Incorporation of Certain Information By Reference” on page 13 of this prospectus.

Our Corporate Information

On August 29, 2019, the Company, formerly known as Constellation Alpha Capital Corp., and DermTech Operations, Inc., formerly known as DermTech, Inc., or DermTech Operations, consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Company, DT Merger Sub, Inc., or Merger Sub, and DermTech Operations. We refer to this agreement, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of August 1, 2019, as the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into DermTech Operations, with DermTech Operations surviving as our wholly owned subsidiary. We refer to this transaction as the Business Combination.

In connection with, and two days prior to the completion of the Business Combination, the Company re‑domiciled out of the British Virgin Islands and continued as a company incorporated in the State of Delaware. On August 29, 2019, immediately following the completion of the Business Combination, we amended and restated our certificate of incorporation to change the name of the Company to DermTech, Inc. Prior to the completion of the Business Combination, the Company was a shell company. As a result of the Business Combination, the business of DermTech Operations became the business of the Company and, as reported in our Current Report on Form 8‑K filed with the SEC on September 5, 2019 containing the information required by Form 10 to register securities under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Company ceased to be a shell company.

Our corporate headquarters are located at 11099 N. Torrey Pines Road, Suite, 100, La Jolla, California 92037, and our telephone number is (858) 450-4222. Our website is located at www.dermtech.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.

Selling Stockholder Overview

This prospectus relates to the proposed resale or other disposition from time to time of up to 7,583,120 shares of our common stock by the selling securityholders, as follows: (i) an aggregate of up to 7,533,370 shares of common stock held by parties to the Registration Rights Agreement (defined below), including shares of common stock that were issued in connection with a private placement, or the 2019 PIPE Financing, consummated in connection with the Business Combination and shares of common stock issued upon the conversion at the option of the holders on August 10, 2020 of shares of the Series A Convertible Preferred Stock of the Company that were issued to certain parties to the Registration Rights Agreement in connection with the 2019 PIPE Financing; and (ii) an aggregate of up to 49,750 shares of common stock underlying certain outstanding warrants, or the Warrants, that were issued in connection with the Warrant Agreement (defined below) and are held by certain selling securityholders.

2019 PIPE Financing and Registration Rights Agreement

On August 29, 2019, immediately prior to the completion of the Business Combination, we issued an aggregate of 3,076,925 shares of common stock and 1,230.77 shares of Series A Convertible Preferred Stock, which were convertible into an aggregate of up to 615,385 shares of common stock, for an aggregate purchase price of $24.0 million, to certain accredited investors pursuant to the terms of separate Subscription Agreements and Amended and Restated Subscription Agreements, dated between May 22, 2019 and August 1, 2019, entered into by us and such investors. We refer to these agreements collectively as the Subscription Agreements and refer to the transactions contemplated by the Subscription Agreements as the 2019 PIPE Financing.

In connection with, and as a condition to the completion of the Business Combination, we and certain persons and entities holding shares of common stock upon the consummation of the Business Combination, or the Registration Rights Parties, entered into a Registration Rights Agreement, or the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, we were obligated to file a shelf registration statement on Form S-3 or Form S-1 to register the resale by the Registration Rights Parties of common stock issued in connection with (i) the 2019 PIPE Financing and (ii) the Business Combination. The Registration Rights Agreement also provides the Registration Rights Parties with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. The shares of common stock were initially registered on the registration statement on Form S‑1 in accordance with the Registration Rights Agreement. The Post-Effective Amendment No. 1 to Form S‑1 on Form S‑3 that contains this updated prospectus relating to the offering and sale of the shares that were registered for resale on the registration statement on Form S‑1 is being filed by the Company to convert the registration statement into a registration statement on Form S‑3.

Warrants

The common stock underlying the Warrants consist of 49,750 shares underlying 199,000 Warrants to purchase common stock that were sold as part of private units in a private placement that occurred simultaneously with the closing of the Company’s initial public offering. The Warrants are subject to a Warrant Agreement, or the Warrant Agreement, dated June 19, 2017, between the Company and the Company’s transfer agent, Continental Stock Transfer & Trust Company. The shares of common stock underlying the Warrants were initially registered on the registration statement on Form S‑1 in accordance with the Registration Rights Agreement. The Post-Effective Amendment No. 1 to Form S‑1 on Form S‑3 that contains this updated prospectus relating to the offering and sale of the shares that were registered for resale on the registration statement on Form S‑1 is being filed by the Company to convert the registration statement into a registration statement on Form S‑3.

The Company is not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling securityholders. We may receive up to approximately $1,144,250 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

THE OFFERING

Common stock offered by the selling securityholders

Up to 7,583,120 shares of common stock, as follows: (i) an aggregate of up to 7,533,370 shares of common stock held by parties to the Registration Rights Agreement, including shares of common stock that were issued in connection with the 2019 PIPE Financing and shares of common stock issued upon the conversion at the option of the holders on August 10, 2020 of shares of the Series A Convertible Preferred Stock of the Company that were issued to certain parties to the Registration Rights Agreement in connection with the 2019 PIPE Financing; and (ii) an aggregate of up to 49,750 shares of common stock underlying the Warrants.

Common stock outstanding as of November 4, 2020	19,595,306 shares of common stock.
Use of Proceeds

We will not receive any of the proceeds from the sale of securities by the selling securityholders pursuant to this prospectus. We may receive up to approximately $1,144,250 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

Offering Price	The selling securityholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or privately negotiated prices.
Risk Factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus.
Nasdaq Capital Market symbol	“DMTK”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review and consider the risk factors set forth in Part II, Item 1A “Risk Factors” in our Quarterly Report on Form 10‑Q for the quarter ended June 30, 2020, filed with the SEC on August 5, 2020, which is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC, and all other information contained in this prospectus or incorporated by reference into this prospectus before purchasing our securities. The risks and uncertainties described in these risk factors are not the only ones facing us. Additional risks and uncertainties of which we are currently unaware or which we currently consider to be immaterial may also become important factors that affect us. If any of these risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our common stock could decline, and you may lose some or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as, but not limited to “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,”  “pro forma,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or variations thereof are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus. Additionally, statements concerning future matters are forward-looking statements. These statements include, among other things, statements regarding:

•	our ability to attain profitability;
•	our ability to continue as a going concern;
•	our estimates regarding our future performance, including without limitation estimates of potential future revenues;
•	our ability to obtain third-party payer reimbursement for our tests;
•	our ability to efficiently bill for and collect revenue resulting from our tests;
•	our need to raise additional capital to fund our operations, commercialize our products, and expand our operations;
•	our ability to market and sell our tests to physicians and other clinical practitioners;
•

our reliance on our new telemedicine option for the PLA due to the COVID-19 pandemic, including with respect to its adoption by physicians and patients, its permissibility under state laws and the availability of reimbursement from government and third-party payors;

•	our ability to continue to develop our existing tests and develop and commercialize additional novel tests;
•	our dependence on third parties for the manufacture of our products;
•	our ability to meet market demand for our current and planned future tests;
•	our reliance on our sole laboratory facility and the harm that may result if this facility became damaged or inoperable;
•	our ability to compete with our competitors and their competing products;
•	the importance of our executive management team;
•	our ability to retain and recruit key personnel;
•	our dependence on third parties for the supply of our laboratory substances, equipment and other materials;
•	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these lawsuits to cause us to suspend sales of our products;
•

the possibility that a third party may claim we have infringed or misappropriated our intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

•	the potential consequences of our expanding our operations internationally;
•	our ability to continue to comply with applicable privacy laws and protect confidential information from breaches;
•	how changes in federal health care policy could increase our costs, decrease our revenues and impact sales of and reimbursement for our tests;
•	our ability to continue to comply with federal and local laws concerning our business and operations and the consequences resulting from our failure to comply with such laws;
•	the possibility that we may be required to conduct additional clinical studies or trials for our tests and the consequences resulting from the delay in obtaining necessary regulatory approvals;
•

the harm resulting from the potential loss, suspension, or other restriction on one or more of our licenses, certifications or accreditations, or the imposition of a fine or penalty on us under federal, state, or foreign laws;

•	our ability to maintain our intellectual property protection;
•	how recent and potential future changes in tax policy could negatively impact our business and financial condition;
•	how recent and potential future changes in healthcare policy could negatively impact our business and financial condition;

•	our ability to maintain Nasdaq listing;
•	our ability to manage the increased expenses and administrative burdens as a public company; and
•	the effects of a sale of our common stock on the price of our securities.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” above, as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or as of the date of the document incorporated by reference into this prospectus. We file reports with the Securities and Exchange Commission, or the SEC, and our electronic filings with the SEC (including our annual reports on Form 10‑K, quarterly reports on Form 10‑Q and current reports on Form 8‑K, and any amendments to these reports) are available free of charge on the SEC’s website at www.sec.gov.

We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, except as required by law. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus and the documents incorporated by reference into this prospectus, which disclosures are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of securities by the selling securityholders pursuant to this prospectus. We may receive up to approximately $1,144,250 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling securityholders.

SELLING SECURITYHOLDERS

The shares of common stock being offered by the selling securityholders, or their assignees or successors-in-interest are up to an aggregate amount of 7,583,120 shares of common stock, consisting of: (i) an aggregate of up to 7,533,370 shares of common stock held by parties to the Registration Rights Agreement, including shares of common stock that were issued in connection with the 2019 PIPE Financing and shares of common stock issued upon the conversion at the option of the holders on August 10, 2020 of shares of the Series A Convertible Preferred Stock of the Company that were issued to certain parties to the Registration Rights Agreement in connection with the 2019 PIPE Financing; and (ii) an aggregate of up to 49,750 shares of common stock underlying the Warrants. We are registering the above referenced shares of common stock in order to permit the selling securityholders, or their assignees or successors-in-interest, to offer the shares for resale from time to time.

The selling securityholders may sell all, some or none of their shares listed below in this offering. See the section entitled “Plan of Distribution” elsewhere in this prospectus.

Except as otherwise disclosed in the footnotes below with respect to any selling securityholder, none of the selling securityholders have, and within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The table below lists the selling securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by the selling securityholders. The second column lists the percentage of shares of common stock beneficially owned by the selling securityholders, based on its ownership of shares of common stock, as of September 30, 2020. The percentage of shares beneficially owned prior to the offering is based on 19,590,998 shares of our common stock outstanding as of September 30, 2020. The number of shares in the column “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” represents all of the shares that the selling securityholders may offer under this prospectus, assuming the exercise of the Warrants currently held by such selling securityholders, and does not take into account the date of, or any limitations on, the exercise of the Warrants.

	Shares of Common Stock Beneficially Owned Before this Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock to be Beneficially Owned Upon Completion of this Offering
Selling Securityholders	Number	Percentage(2)	Number	Number	Percentage(2)
Entities affiliated with RTW Investments, LP(3)	2,918,666	14.87%	2,386,871	531,795	2.71%
Irwin and Joan Jacobs Trust 6-2-80(4)	1,850,366	9.42%	1,574,209	276,157	1.41%
Entities and persons affiliated with Gary Jacobs(5)	1,336,348	6.81%	1,291,381	44,967	*
Entities affiliated with Farallon Capital Management, L.L.C.(6)	1,219,999	6.23%	561,800	658,199	3.36%
HLM Venture Partners IV, L.P.(7)	805,862	4.11%	615,385	190,477	*
John Dobak, M.D.(8)	474,104	2.42%	343,118	130,986	*
Victory RS Science and Technology Fund(9)	307,693	1.57%	307,693	0	*
Entities affiliated with Joseph F. Skowron III(10)	205,750	1.05%	205,750	0	*
Todd Wood(11)	144,939	*	136,373	8,566	*
Zuxu Yao, Ph.D.(12)	106,947	*	43,498	63,449	*
Burkhard Jansen(13)	104,379	*	38,367	66,012	*
Matthew Posard(14)	44,965	*	13,269	31,696	*
PENSCO Trust Co., LLC Cust. FBO Christopher Metcalf IRA(15)	13,000	*	13,000	0	*
Brian and Paulette Bodner(16)	13,000	*	13,000	0	*
Herman Rosenman(17)	35,224	*	11,521	23,703	*
Cynthia Collins(18)	25,483	*	10,728	14,755	*
Michael Pill(19)	6,500	*	6,500	0	*
Kewal Handa(20)	5,000	*	5,000	0	*
PENSCO Trust Co., LLC Cust. FBO Sarah Degan IRA(21)	3,275	*	3,275	0	*
Scott R. Pancoast(22)	47,347	*	2,382	44,965	*

(*)	Indicates beneficial ownership of less than 1%.
(1)

“Beneficial ownership” is a term broadly defined in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in a person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this column, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group of persons has the right to acquire within 60 days after September 30, 2020, including through the exercise of a warrant or the conversion of a security.

(2)

The calculation of the percentage ownership for each securityholder assumes, in each case only to the extent that such securities are currently convertible or exercisable or are convertible or exercisable within 60 days after September 30, 2020 (taking into account for such purpose any limitations on such conversion or exercise under applicable beneficial ownership rules), (i) the exercise of the Warrants held by the securityholder and (ii) the conversion or exercise of any other derivative securities held by the securityholder, but does not assume the conversion of any convertible securities or exercise of warrants or other derivative securities by any other securityholder.

(3)

The shares reflected as beneficially owned by RTW Investments, LP in the table above consist of consists of 2,887,216 shares of common stock beneficially owned by RTW Investments, LP and 31,450 shares of common stock that may be acquired pursuant to the exercise of warrants beneficially owned by RTW Investments, LP. RTW Investments, LP has the power to direct the vote and disposition of securities held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited. Accordingly, RTW Investments, LP may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D. has the power to direct the vote and disposition of the securities held by RTW Investments, LP. Dr. Wong is the managing partner of RTW Investments GP, LLC, which is the managing partner of RTW Investments, LP. Dr. Wong disclaims beneficial ownership of the shares held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., and RTW Venture Fund Limited, except to the extent of his pecuniary interest therein.

(4)

The shares reflected as beneficially owned by Irwin & Joan Jacobs Trust 6-2-80 in the table above consist of 1,808,434 shares of Common Stock and 41,932 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Irwin Jacobs and Joan Jacobs have the power to direct the vote and disposition of the Common Stock held by Irwin & Joan Jacobs Trust 6-2-80. Accordingly, Irwin Jacobs and Joan Jacobs may be deemed to be the beneficial owners of such shares.

(5)

Gary Jacobs is a director of the Company. The shares reflected as beneficially owned by entities and persons affiliated with Gary Jacobs in the table above consist of (i) 797,978 shares of Common Stock held by Jacobs Investment Company LLC, (ii) 515,211 shares of Common Stock held by Gary Jacobs and 22,535 shares of Common Stock that may be acquired pursuant to the exercise of stock options held by Gary Jacobs within 60 days after September 30, 2020 and (iii) 624 shares of Common Stock held by Jacobs Family Trust Dated 11-9-99. Gary Jacobs has the power to direct the vote and disposition of the Common Stock held by Jacobs Investment Company LLC and Jacobs Family Trust Dated 11-9-99. Accordingly, Gary Jacobs may be deemed to be the beneficial owner of such shares.

(6)

The shares reflected as beneficially owned by the entities affiliated with Farallon Capital Management, L.L.C. in the table above consists of shares held by eight limited partnerships for which Farallon Capital Management, L.L.C. is the registered investment advisor, including (i) 19,392 shares of common stock held by Farallon Capital (AM) Investors, L.P., or FCAMI, (ii) 50,287 shares of common stock held by Farallon Capital F5 Master I, L.P., or F5MI, (iii) 297,005 shares of common stock held by Farallon Capital Institutional Partners, L.P., or FCIP, (iv) 50,590 shares of common stock held by Farallon Capital Institutional Partners II, L.P., or FCIP II, (v) 27,183 shares of common stock held by Farallon Capital Institutional Partners III, L.P., or FCIP III, (vi) 494,788 shares of common stock held by Farallon Capital Offshore Investors II, L.P., or FCOI II, (vii) 238,964 shares of common stock held by Farallon Capital Partners, L.P., or FCP, and (viii) 41,790 shares of common stock held by Four Crossings Institutional Partners V, L.P., or FCIP V. Farallon Partners, L.L.C., or FPLLC, as the general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, or the FPLLC Entities, may be deemed to beneficially own such shares of common stock held by or issuable to each of the FPLLC Entities. Farallon F5 (GP), L.L.C., or F5MI GP, as the general partner of F5MI, may be deemed to beneficially own such shares of common stock held by or issuable to F5MI. Farallon Institutional (GP) V, L.L.C., or FCIP V GP, as the general partner of FCIP V, may be deemed to beneficially own such shares of common stock held by or issuable to FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly, or the Farallon Managing Members, as a (i) managing member or senior managing member, as the case may be, of FPLLC or (ii) manager or senior manager, as the case may be, of F5MI GP and FCIP V GP, in each case with the power to exercise investment discretion with respect to the shares that may be deemed to be beneficially owned by FPLLC, F5MI GP or FCIP V GP, may be deemed to beneficially own such shares of common stock held by or issuable to the FCPLLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares of common stock.

(7)

The shares reflected as beneficially owned by HLM Venture Partners IV, L.P. consist of 805,862 shares of Common Stock. HLM Venture Associates IV, LLC, or HLM GP, as the general partner of HLM Venture Partners IV, L.P., or HLM LP, has the power to direct the vote and disposition of the Common Stock held by HLM LP. Accordingly, HLM GP may be deemed to be the beneficial owner of such shares. Edward Cahill and Peter Grua, as the Class A Members of HLM GP, have the power to direct the vote and disposition of the securities held by HLM GP. Accordingly, Mr. Cahill and Mr. Grua may be deemed to be the beneficial owners of the shares of Common Stock held by HLM LP. Additionally, Enrico Picozza, a director of the Company, has a pecuniary interest in HLM GP, the general partner of HLM LP. Mr. Picozza disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(8)

John Dobak is the Chief Executive Officer and a director of the Company. The shares reflected as beneficially owned by John Dobak in the table above consist of 443,535 shares of common stock, 9,219 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after September 30, 2020 and 21,350 shares of Common Stock that may be acquired pursuant to the exercise of stock options within 60 days after September 30, 2020.

(9)

The shares reflected as beneficially owned by Victory RS Science and Technology Fund, a series of Victory Portfolios, in the table above consist of 307,693 shares of Common Stock.  By delegation from Victory RS Science and Technology Fund and its board of trustees, Victory Capital has the power to dispose of the securities acting through Chris Clark, a member of its investment franchise, RS Investments Growth, and to vote the securities in accordance with its proxy voting policy committee, which is composed of seven individuals.

(10)

The shares reflected as beneficially owned by the entities affiliated with Joseph F. Skowron III in the table above consist of (i) 157,500 shares of Common Stock held by Doubling LLC and 37,500 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by Doubling LLC within 60 days after September 30, 2020 and (ii) 5,375 shares of Common Stock held by PENSCO Trust Co., LLC Cust. FBO Joseph F. Skowron Roth IRA and 5,375 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by PENSCO Trust Co., LLC Cust. FBO Joseph F. Skowron Roth IRA within 60 days after September 30, 2020. Joseph F. Skowron III has the power to direct the vote and disposition of the securities held by each of Doubling LLC and PENSCO Trust Co., LLC Cust. FBO Joseph F. Skowron Roth IRA. Joseph F. Skowron III disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(11)

Todd Wood is the Chief Commercial Officer of the Company. The shares reflected as beneficially owned by Todd Wood in the table above consist of 138,689 shares of Common Stock and 6,250 shares of Common Stock that may be acquired pursuant to the exercise of stock options within 60 days after September 30, 2020.

(12)

Zuxu Yao is the Chief Technical Officer of the Company. The shares reflected as beneficially owned by Zuxu Yao in the table above consist of 71,047 shares of Common Stock and 35,900 shares of Common Stock that may be acquired pursuant to the exercise of stock options within 60 days after September 30, 2020.

(13)

Burkhard Jansen is the Chief Medical Officer of the Company. The shares reflected as beneficially owned by Burkhard Jansen in the table above consist of 71,165 shares of Common Stock and 33,214 shares of Common Stock that may be acquired pursuant to the exercise of stock options within 60 days after September 30, 2020.

(14)	Matthew Posard is a director of the Company. The shares reflected as beneficially owned by Matthew Posard in the table above consist of 44,965 shares of Common Stock.
(15)

The shares reflected as beneficially owned by PENSCO Trust Co., LLC Cust. FBO Christopher Metcalf IRA in the table above consist of 10,500 shares of Common Stock and 2,500 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Christopher Metcalf has the power to direct the vote and disposition of the Common Stock held by PENSCO Trust Co., LLC Cust. FBO Christopher Metcalf IRA. Accordingly, Christopher Metcalf may be deemed to be the beneficial owner of such shares.

(16)

The shares reflected as beneficially owned by Brian and Paulette Bodner in the table above consist of (i) 5,250 shares of Common Stock held by Brian Bodner and 1,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by Brian Bodner within 60 days after September 30, 2020 and (ii) 5,250 shares of Common Stock held by Paulette Bodner and 1,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by Paulette Bodner within 60 days after September 30, 2020.

(17)	Herm Rosenman is a director of the Company. The shares reflected as beneficially owned by Herm Rosenman in the table above consist of 35,224 shares of Common Stock.
(18)	Cynthia Collins is a director of the Company. The shares reflected as beneficially owned by Cynthia Collins in the table above consist of 25,483 shares of Common Stock.
(19)

The shares reflected as beneficially owned by Michael Pill in the table above consist of 5,250 shares of Common Stock and 1,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(20)	Kewal Handa served as a director of the Company prior to the Business Combination. The shares reflected as beneficially owned by Kewal Handa in the table above consist of 5,000 shares of Common Stock.
(21)

The shares reflected as beneficially owned by PENSCO Trust Co., LLC Cust. FBO Sarah Degan IRA in the table above consist of 2,625 shares of Common Stock and 625 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Sarah Degan has the power to direct the vote and disposition of the Common Stock held by PENSCO Trust Co., LLC Cust. FBO Sarah Degan IRA. Accordingly, Sarah Degan may be deemed to be the beneficial owner of such shares.

(22)

Scott R. Pancoast is a director of the Company. The shares reflected as beneficially owned by Scott R. Pancoast in the table above consist of 44,514 shares of Common Stock and 2,833 shares of Common Stock that may be acquired pursuant to the exercise of stock options within 60 days after September 30, 2020.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any selling securityholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling securityholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless (i) it has been registered or qualified for sale or (ii) an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders have been advised that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 of the Securities Act and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., San Diego, California, will pass upon the validity of the securities being offered by this prospectus.

EXPERTS

The consolidated financial statements of DermTech, Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change to the method of accounting for revenue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with respect to the shares of common stock offered by this prospectus with the SEC in accordance with the Securities Act and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document. For further information regarding us and the shares of common stock offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings on the SEC’s website at www.sec.gov.

Our website address is www.dermtech.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that we sell all of the securities offered by this prospectus or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case the information contained in such documents to the extent “furnished” and not “filed”). The documents we are incorporating by reference as of their respective dates of filing are:

•	our Annual Report on Form 10‑K for the year ended December 31, 2019 filed with the SEC on March 11, 2020;
•	our Quarterly Reports on Form 10‑Q for the quarter ended March 31, 2020 filed with the SEC on May 13, 2020 and the quarter ended June 30, 2020 filed with the SEC on August 5, 2020;
•

our Current Reports on Form 8‑K filed with the SEC on January 2, 2020, January 21, 2020, March 2, 2020, March 24, 2020, May 27, 2020, June 26, 2020, August 14, 2020 and September 10, 2020 (except for the information furnished under Items 2.02 or 7.01 and the exhibits thereto); and

•

the description of our common stock contained in Exhibit 4.7 of our Annual Report on Form 10‑K for the year ended December 31, 2019 filed with the SEC on March 11, 2020, and any amendment or report filed with the SEC for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of the registration statement of which this prospectus forms a part and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by calling us at 858-450-4222 or by contacting: DermTech, Inc., Attn: Kevin Sun, 11099 N. Torrey Pines Road, Suite, 100, La Jolla, California 92037. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.dermtech.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.